Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com
Targa Resources Partners LP Completes Acquisition of Assets from Targa Resources, Inc.
HOUSTON, October 24 — Targa Resources Partners LP (the “Partnership”) (NASDAQ: NGLS) announced today that it has completed the previously announced acquisition (the “Acquisition”) of certain natural gas gathering and processing businesses located in west Texas (“SAOU”) and Louisiana (“LOU”) from Targa Resources, Inc. (“Targa”). Total value of the transaction is approximately $705 million, subject to certain post-closing adjustments. In addition, the Partnership also paid approximately $24.2 million to Targa for the termination of certain hedge transactions, discussed below. Total consideration paid by the Partnership consisted of cash of approximately $721.8 million (including the hedge termination payment) and approximately 275 thousand general partner units issued to Targa to maintain its 2% general partner interest in the Partnership.
On September 25 and 26, 2007, Targa completed transactions to terminate certain out of the money NGL hedges associated with the SAOU and LOU businesses and to enter into new hedges for approximately the same volume and term at then current market prices. The difference in price between the original hedges and the new hedges results in an increase in the cash settlement for the hedged volumes of approximately $2.6 million for the period November through December, 2007, and of approximately $11.7 million, $9.0 million, $2.0 million and $0.3 million for years 2008 through 2011, respectively.
For the six month period ended June 30, 2007, the acquired businesses generated Adjusted EBITDA of approximately $38.4 million and pro forma distributable cash flow of approximately $22.1 million. Adjusted EBITDA and distributable cash flow are non-generally accepted accounting principle (or “non-GAAP”) financial measures that are defined and reconciled later in this press release to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”) net income (loss).
The Partnership financed the Acquisition with the proceeds from its recently completed offering of 13,500,000 common units and borrowings under its increased $750 million senior secured revolving credit facility.
As discussed in the September 20, 2007 press release announcing the Acquisition, management has recommended, with the increased cash flow provided by the Acquisition, to increase the fourth quarter 2007 distribution by 18% (which will be paid in the first quarter of 2008) to 39.75¢ or $1.59 annually. The board of directors of the Partnership’s general partner (the “Board”) indicated their support of the recommended distribution which remains subject to final Board approval following a review of fourth quarter financial results.
The SAOU system consists of (i) the approximately 1,350 mile San Angelo natural gas gathering system, which is located in the Permian Basin of west Texas, and (ii) the Mertzon, Sterling and Conger processing plants with aggregate processing capacity of approximately 135 MMcf/d. The LOU system consists of (i) an approximately 700-mile natural gas gathering system, which is located in southwest Louisiana, (ii) the Gillis and Acadia processing plants with aggregate processing capacity of approximately 260 MMcf/d and (iii) an integrated fractionation facility at the Gillis processing plant with processing capacity of approximately 13 MBbls/d.

“We are very excited to have completed this first step in Targa Resources, Inc.’s strategy of, over time, offering its businesses to Targa Resources Partners LP, which will be our primary growth vehicle. The addition of the LOU and SAOU systems greatly increases the Partnership’s scale, provides geographic diversity and positions the Partnership for future growth.” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa “To have completed this transaction and related financings in the current volatile markets is a testament to the efforts of our employees and the strength of our Partnership.”
The Board approved the transaction based on a recommendation from its Conflicts Committee which consists entirely of independent directors. Tudor, Pickering & Co. Securities, Inc. acted as financial advisor and rendered a fairness opinion to the Conflicts Committee.
About the Partnership
The Partnership was formed by Targa to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. The Partnership currently operates in southwest Louisiana, the Permian Basin in west Texas and the Fort Worth Basin in north Texas. A subsidiary of Targa is the general partner of the Partnership. The Partnership owns an extensive network of integrated gathering pipelines, seven natural gas processing plants and two fractionators.
The Partnership’s principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.
Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of distributable cash flow and Adjusted EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.
Adjusted EBITDA — We define Adjusted EBITDA as net income or loss before interest, income taxes, depreciation and amortization and non-cash mark-to-market hedge gains or losses. Adjusted EBITDA is used as a supplemental financial measure by us and by external users of our financial statements, such as investors, commercial banks and others, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities. The economic substance behind our use of Adjusted EBITDA is to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make distributions to our investors.

The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income (loss). Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
We compensate for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these learnings into our decision making processes.
The following table presents a reconciliation of Adjusted EBITDA to pro forma net income (loss) for the periods shown:

Six
Months
Ended
June 30,
$ in millions	2007
Pro forma net income (loss)	(3.3)
Add:
Interest expense allocated from Parent	—
Pro forma interest expense *	13.5
Deferred tax expense	0.0
Depreciation and amortization expense	7.2
Non cash mark-to-market hedge adjustment	21.0

Adjusted EBITDA	38.4

*	Reflects interest expense on an estimated $355 million incremental borrowing
Distributable Cash Flow — Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by us (prior to the establishment of any retained cash reserves by our general partner) to the cash distributions we expect to pay our unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain, or support an increase in, our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow is to measure the ability of our assets to generate cash flows sufficient to make distributions to our investors.
The GAAP measure most directly comparable to distributable cash flow is net income (loss). Our non-GAAP measure of distributable cash flow should not be considered as an alternative to GAAP net income (loss). Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income (loss) and is defined differently by different companies in our industry, our definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
We compensate for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into our decision-making processes.
The following table presents a reconciliation of distributable cash flow to pro forma net income (loss) for the periods shown:

Six Months
Ended June
$ in millions	30, 2007
Pro forma net income (loss)	(3.3)
Non cash mark-to-market hedge adjustment	21.0
Depreciation and amortization expense	7.2
Deferred tax expense	0.0
Amortization of debt issue costs	—
Incremental debt issue costs *	0.3
Accretion expense	0.1
Maintenance capital expenditures	(3.2)

Distributable cash flow	22.1

*	Reflects amortization expense associated with incremental debt issue costs
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s control, which could cause results to differ materially from those expected by management of the Partnership. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Investor contact:
Howard Tate
Vice President — Finance, Treasurer
713-584-1000
Web site: http://www.targaresources.com
Media contact:
Kenny Juarez
212-371-5999

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